PLANTRONICS, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the "Agreement") is made and entered into by and between David Shull ("Key Associate") and Plantronics, Inc., a Delaware corporation (the "Company"), effective as of September 9, 2020 (the "Effective Date").

RECITALS

1.It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Leadership Development and Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to certain executives and can cause them to consider alternative employment opportunities. The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Key Associate, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.

2.The Committee believes that it is in the best interests of the Company and its stockholders to provide Key Associate with an incentive to continue his employment prior to a Change of Control and to motivate Key Associate to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3.The Committee believes that it is imperative to provide Key Associate with certain severance benefits upon Key Associate's termination of employment under certain circumstances. These benefits will provide Key Associate with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4.Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.Term of Agreement. This Agreement shall have an initial term commencing on the Effective Date and ending on March 31, 2023 (the "Initial Term"); provided that, on March 31, 2023, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the term of this Agreement shall be automatically extended for additional one (1) year terms (each an "Additional Term"), from year to year unless at least sixty (60) days prior to any Renewal Date, the Company shall give notice to Key Associate that the term of this Agreement shall not be so extended, in which case this Agreement shall terminate on such next March 31 (the "Expiration Date"). Notwithstanding the foregoing sentence, (a) if a Change of Control occurs at any time during either the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twenty-four (24) months following the effective date of the Change of Control, or (b) if an initial occurrence of an act or omission by the Company constituting the grounds for "Good Reason" in accordance with Section 6(e) hereof has occurred (the "Initial Grounds"), and the expiration date of the Company cure period (as such term is used in Section 6(e)) with respect to such Initial Grounds could occur following the expiration of the Initial Term or an Additional Term, the term of this Agreement shall extend automatically through the date that is ninety (90) days following the expiration of such cure period, but such extension of the term will only apply with respect to the Initial Grounds. If Key Associate becomes entitled to benefits under Section 3 or Section 4 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.At-Will Employment. The Company and Key Associate acknowledge that Key Associate's employment is and will continue to be at-will, as defined under applicable law. If Key Associate's employment terminates for any reason, Key Associate will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or as provided in any employment agreement entered into between the Company and Key Associate, and the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses.

3.Change of Control. In the event of a Change of Control, and subject to Key Associate's continued employment with the Company through the effective date of such Change of Control, all outstanding equity awards will vest according to the vesting schedule specified in the 2003 Stock Plan except as provided herein.

4.Severance Benefits.

(a)Termination without Cause or Resignation for Good Reason during the Change of Control Period. If the Company terminates Key Associate's employment with the Company without Cause or if Key Associate resigns from such employment for Good Reason, and such termination occurs during the Change of Control Period, and Key Associate signs and does not revoke a release of claims with the Company in substantially the form attached hereto as Exhibit A (the "Release") and provided that the Release becomes effective no later than sixty (60) days following the termination date or such earlier date required by the Release (such deadline, the "Release Deadline"), then subject to this Section 4, Key Associate will receive the following:

(i)Accrued Compensation. The Company will pay Key Associate all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Key Associate under any Company-provided plans, policies, and arrangements.

(ii)Severance Payment. Key Associate will receive a lump-sum payment (less applicable withh1olding taxes) equal to the sum of (A) 200% of Key Associate's annual base salary as in effect immediately prior to Key Associate's termination date or (if greater) at the level in effect immediately prior to the Change of Control, plus (B) 200% of the higher of (1) the target bonus as in effect for the fiscal year in which the Change of Control occurs or (2) the target bonus as in effect for the fiscal year in which the termination occurs, plus (C) that pro-rata portion of Key Associate's annual incentive bonus as measured by the beginning of quarter ("BOQ") accrual for the incentive bonus Key Associate has earned but not yet been paid (disregarding the requirement that the participant must have been employed by the Company as of the date of payout to earn any portion of or all of their annual incentive bonus).

(iii)COBRA. Key Associate will receive a lump sum cash payment in an amount equal to the monthly Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") premium that Key Associate would be required to pay to continue his group health coverage as in effect on the date of his termination for himself and his eligible dependents, multiplied by twenty-four (24), which payment will be made less applicable withholdings and regardless of whether Key Associate elects COBRA continuation coverage.

(iv)Equity Awards. Any equity awards subject to time-based vesting (including, without limitation, any awards of stock options, restricted stock, and/or restricted stock units) outstanding as of the date of such termination will vest in full as to 100% of the unvested portion of the award, and, in the case of equity awards subject to performance-based vesting, all performance goals and other vesting criteria will be treated as provided in the equity award agreement governing the award.

(v)Outplacement. The Company will provide reasonable and customary outplacement assistance to Key Associate at the Company's cost for twenty-four (24) months following Key Associate's termination of employment.

(b)Termination without Cause or Resignation for Good Reason outside of the Change of Control Period. If the Company terminates Key Associate's employment with the Company without Cause or if Key Associate resigns from such employment for Good Reason, and such termination occurs outside of the Change of Control Period, and Key Associate signs and does not revoke the Release and provided that the Release becomes effective no later than the Release Deadline, then subject to this Section 4, Key Associate will receive the following:

(i)Accrued Compensation. The Company will pay Key Associate all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Key Associate under any Company-provided plans, policies, and arrangements.

(ii)Severance Payment. Key Associate will receive (A) continuing payments of severance pay at a rate equal to Key Associate's then-current base salary for twenty-four (24) months from the date of Key Associate's termination of employment, which will be paid in accordance with the Company's normal payroll practices and be subject to the usual, required withholding, and (B) a lump sum cash payment equal to 200% of Key Associate's target bonus for the fiscal year in which the termination of employment occurs or, if Key Associate's target incentive bonus has not yet been established for the fiscal year, the prior fiscal year's target incentive bonus (in each case, less applicable withholding taxes) {the "Bonus Payment"). For the avoidance of doubt, the Bonus Payment will be in lieu of, not in addition to, any annual bonus to which Key Associate would otherwise become entitled for performance during the year in which the termination of employment occurs.

(iii)COBRA. Key Associate will receive a lump sum cash payment in an amount equal to the monthly COBRA premium that Key Associate would be required to pay to continue his group health coverage as in effect on the date of his termination for himself and his eligible dependents, multiplied by eighteen (18), which payment will be made less applicable withholdings and regardless of whether Key Associate elects COBRA continuation coverage.

(iv)Outplacement. The Company will provide reasonable and customary outplacement assistance to Key Associate at the Company's cost for eighteen (18) months following Key Associate's termination of employment.

(c)Timing of Payments. If the Release does not become effective by the Release Deadline, Key Associate will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective. Provided that the Release becomes effective and irrevocable by the Release Deadline, any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Key Associate's separation from service, or, if later, such time as required by Section 4(g)(ii). Except as required by Section 4(g)(ii), any installment payments that would have been made to Key Associate during the sixty (60) day period immediately following Key Associate's separation from service but for the preceding sentence will be paid to Key Associate on the sixtieth (60th) day following Key Associate's separation from service and the remaining payments will be made as provided in this Agreement. In no event will Key Associate have discretion to determine the taxable year of payment for any Deferred Compensation Separation Benefits.

(d)Voluntary Resignation: Termination for Cause. If Key Associate's employment with the Company terminates (i) voluntarily by Key Associate (other than for Good Reason) or (ii) for Cause by the Company, then Key Associate will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e)Disability· Death. If the Company terminates Key Associate's employment as a result of Key Associate's Disability, or Key Associate's employment terminates due to his death, then Key Associate will not be entitled to receive any other severance or other benefits except for those (if any) as may then be established under the Company's then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(f)Exclusive Remedy. In the event of a Change of Control, or a termination of Key Associate's employment as set forth in Section 4(a) or Section 4(b) of this Agreement, the provisions of Section 3 and Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Key Associate or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Key Associate will be entitled to no benefits, compensation or other payments or rights upon a Change of Control, a termination of employment following a Change of Control or a termination of employment other than those benefits expressly set forth in Section 3 or Section 4 of this Agreement.

(g)Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable or provided to Key Associate, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the final regulations and any guidance promulgated thereunder ("Section 409A") (together, the "Deferred Compensation Separation Benefits") will be payable until Key Associate has a "separation from service" within the meaning of Section409A. Similarly, no severance payable to Key Associate, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Key Associate has a "separation from service" within the meaning of Section 409A.

(ii)Notwithstanding anything to the contrary in this Agreement, if Key Associate is a "specified employee" within the meaning of Section 409A at the time of Key Associate's termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Key Associate's separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Key Associate's separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Key Associate dies following Key Associate's separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Key Associate's death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)Any amount paid under this Agreement that satisfies the requirements of the "short-term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(v)The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. The Company and Key Associate agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Key Associate under Section 409A. In no event will the Company reimburse Key Associate for any taxes that may be imposed on Key Associate as a result of Section 409A.

(h) Other Requirements. Key Associate's receipt of any payments or benefits under this Section 4 will be subject to Key Associate continuing to comply in all material respects with the terms of any confidential information agreement executed by Key Associate in favor of the Company and the provisions of this Agreement.

(i) Termination of Employment. In the event Key Associate's employment with the Company terminates for any reason, Key Associate will be entitled to any (a) unpaid base pay accrued up to the effective date of termination; (b) pay for accrued but unused vacation; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Key Associate, and (d) unreimbursed business expenses required to be reimbursed to Key Associate.

5.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Key Associate (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Key Associate's benefits under Section 3 and Section 4 respectively will be either:

(a)delivered in full, or

(a)delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Key Associate on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting "parachute payments" is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted "contingent on a change in ownership or control" within the meaning of Code Section 280G (if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first and if more than one equity award was made to Key Associate on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata); and (iv) reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will Key Associate have any discretion with respect to the ordering of payment reductions.

Unless the Company and Key Associate otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company's independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the "Accountants"), whose determination will be conclusive and binding upon Key Associate and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Key Associate will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 5.

6.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)Cause. "Cause" will mean Key Associate's termination only upon:

(i)Key Associate's willful failure, after receipt of at least one written warning,
(A) to comply in all material respects with the Company's policies and practices applicable to the Company's employees in similar job positions or to the Company's employees generally or (8) to follow the reasonable instructions of the Board;

(ii)Key Associate's engaging in willful misconduct which is demonstrably and materially injurious to the Company;

(iii)Key Associate's committing a felony, an act of fraud against, or the misappropriation of property belonging to the Company; or

(iv)Key Associate's breaching in any material respect the terms of this Agreement or the Employee, Confidential Information, and Invention Assignment Agreement between Key Associate and the Company.

Except with respect to Section 6(a)(iii), Key Associate shall have fifteen (15) days from the delivery of written notice by the Company of the act or omission that constitutes Cause within which to cure (to the extent curable) any such act or omission to the reasonable satisfaction of the Board. For purposes of the definition of "Cause," no act or failure to act, on the part of Key Associate, shall be considered "willful" unless it is done, or omitted to be done, by Key Associate in bad faith or without reasonable belief that Key Associate's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Key Associate in good faith and in the best interests of the Company.

(b) Change of Control. "Change of Control" will mean the occurrence of any of the following events:

(i)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group ("Person"), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change of Control; or

(ii)Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii)Change in Ownership of a Substantial Portion of the Company's Assets. A change in the ownership of a substantial portion of the Company's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

(c)Change of Control Period. "Change of Control Period" will mean the twenty-four (24) month period on or following the first Change of Control to occur following the Effective Date.

(d)Disability. "Disability" will mean that Key Associate is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Termination resulting from Disability may only be effected after at least thirty (30) days' written notice by the Company of its intention to terminate Key Associate's employment. In the event that Key Associate resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(e)Good Reason. "Good Reason" will mean Key Associate's termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Key Associate's consent:

(i)A material reduction in Key Associate's base compensation as in effect immediately prior to such reduction not including a substantially similar reduction that applies to similarly situated executives;

(ii)The assignment to Key Associate of any duties, or the reduction of Key Associate's duties, either of which results in a material diminution of Key Associate's authority, duties, or responsibilities with the Company in effect immediately prior to such assignment or reduction, or the removal of Key Associate from such position and responsibilities, provided that such removal results in a material diminution of Key Associate's authority, duties, or responsibilities with the Company;

(iii)A material change in the geographic location at which Key Associate must perform services (in other words, the relocation of Key Associate to a facility that is more than fifty (50) miles from Key Associate's current location);

(iv)The Company gives notice to Key Associate that the term of this Agreement shall not be extended and shall terminate on the next Renewal Date; or

(v)the failure of the Company to obtain the assumption of the Agreement by a successor and/or acquirer.

Key Associate will not resign for Good Reason without first providing the Company with written notice within ninety (90} days of the event that Key Associate believes constitutes "Good Reason" specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30} days following the date of such notice.

(f)Section 409A Limit. "Section 409A Limit" will mean two (2) times the lesser of: (i} Key Associate's annualized compensation based upon the annual rate of pay paid to Key Associate during Key Associate's taxable year preceding Key Associate's taxable year of Key Associate's termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A- 1(b}(9}(iii}(A}(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii} the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a}(17} of the Code for the year in which Key Associate's employment is terminated.

7.Successors.

(a)The Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise} to all or substantially all of the Company's business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" will include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 7(a} or which becomes bound by the terms of this Agreement by operation of law.

(b)Key Associate's Successors. The terms of this Agreement and all rights of Key Associate hereunder will inure to the benefit of, and be enforceable by, Key Associate's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.Arbitration.
(a)The Company and Key Associate each agree that any and all disputes arising out of the terms of this Agreement, Key Associate's employment by the Company, Key Associate's service as an officer or director of the Company, or Key Associate's compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the "Act"), and pursuant to California law. Disputes that the Company and Key Associate agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. The Company and Key Associate further understand that this agreement to arbitrate also applies to any disputes that the Company may have with Key Associate.

(a)Procedure. The Company and Key Associate agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. ("JAMS"), pursuant to its Employment Arbitration Rules & Procedures (the "JAMS Rules"). The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys' fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that Key Associate will pay any filing fees associated with any arbitration that Key Associate initiates, but only so much of the filing fees as Key Associate would have instead paid had he filed a complaint in a court of law. The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the Arbitrator will be in writing. Any arbitration under this Agreement will be conducted in Santa Cruz County, California.

(b)Remedy. Except as provided by the Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between. Key Associate and the Company. Accordingly, except as provided for by the Act and this Agreement, neither Key Associate nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(c)Administrative Relief. Key Associate understands that this Agreement does not prohibit him from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers' Compensation Board. This Agreement does, however, preclude Key Associate from pursuing court action regarding any such claim, except as permitted by law.

(d)Voluntary Nature of Agreement. Each of the Company and Key Associate acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone. Key Associate further acknowledges and agrees that he has carefully read this Agreement and has asked any questions needed for him to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that Key Associate is waiving his right to a jury trial. Finally, Key Associate agrees that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Agreement.

9.Notice.

(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, OHL or Federal Express that has tracking capability. In the case of Key Associate, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b)Notice of Termination. Any termination by the Company for Cause or by Key Associate for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date {which will be not more than ninety (90) days after the giving of such notice). The failure by Key Associate to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Key Associate hereunder or preclude Key Associate from asserting such fact or circumstance in enforcing his rights hereunder.

10.Miscellaneous Provisions.

(a)No Duty to Mitigate. Key Associate will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Key Associate may receive from any other source.

(b)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Key Associate and by an authorized officer of the Company (other than Key Associate). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied} of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Key Associate resides, and Key Associate and the Company hereby submit to the jurisdiction and venue of any such court.

(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY                PLANTRONICS, INC.

By: /s/ Gregg Hammann

Printed Name: Gregg Hammann

Title: Chairman of the Leadership Development and Compensation Committee of the Board of Directors

Date:

KEY ASSOCIATE By: /s/ David Shull

Name: David Shull

Title: Chief Executive Officer

Date: August 16, 2020

EXHIBIT A
RELEASE OF CLAIMS